Exhibit 99.1

Bion Issues Update

December 10, 2013. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB/BB: BNET) announced today that it is focusing its efforts on policy issues and key projects in Pennsylvania and the Midwest. Regarding the Company’s previously disclosed difficulties in raising capital, management has taken steps over the last several weeks to reduce costs and senior management personnel and a key shareholder have provided funding for immediate cash needs.

Bion’s management is increasingly optimistic about the Company’s opportunities in Pennsylvania. In January 2013 the PA Senate Legislative Budget and Finance Committee (LBFC) completed a study concluding that a competitive bidding program for nitrogen reductions could reduce the State’s Chesapeake Bay compliance costs by $1.4 billion annually by 2025. That study was adopted by the bi-partisan standing committee.  In June, PA Senate Bill 994 (to establish the program) was introduced and passed in the Senate Agriculture and Rural Affairs Committee. The bill (with amendments) is currently undergoing comments in the Senate. While there has been the expected opposition from certain stakeholders that have a vested interest in maintaining the status quo, Bion is confident that SB 994 will be adopted in the upcoming PA Legislative session to capture the benefits enumerated in the LBFC study.

Bion has been in discussions concerning excess phosphorus runoff to the Great Lakes with stakeholders in the upper Midwest for the past few months, with an initial focus on Wisconsin. Excess phosphorus leads to algae blooms (some toxic) and hypoxic zones in freshwater, much as nitrogen causes in tidal waters. As in the Chesapeake Bay Watershed, the Great Lakes states are faced with high-cost traditional ‘point source’ solutions, such as municipal upgrades and storm water treatment, or substantially lower-cost ‘non-point source’ solutions such as livestock waste treatment. With its large dairy industry, Wisconsin represents a large potential market for Bion.

Bion has taken several steps to reduce its costs, including terminating two senior technical employees (who may continue to perform services to the Company on an ‘as needed’ consulting basis for the next several months), reducing the utilization of outside legal and professional services and transferring some of these and other responsibilities and expenses to venture partners. Management believes that these actions, coupled with current financing activities and options, will allow the Company to pursue its core legislative and project initiatives in Pennsylvania while also continuing its recent activities in Wisconsin and the upper Midwest.

______________________________________________________

Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented, next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides in the waste stream. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy. Bion’s technology enables the reduction of nutrients and other pollutants from existing livestock operations, as well as the ability to develop new, state-of-the-art livestock facilities in strategic locations with minimal environmental impacts and substantially improved resource and operational efficiencies.

In August 2012, Bion’s system at Kreider Dairy, a 2,000 cow dairy facility in Lancaster County, Pennsylvania, was issued a full and final water quality permit and its nitrogen reduction verification plan was approved by the PA Department of Environmental Protection.  Verified nitrogen reductions from Bion’s treatment of dairy and other livestock waste can be achieved at a fraction of the cost of traditional solutions that remove nitrogen at downstream ‘point sources’ such as municipal waste water treatment plants, power plants and other industrial facilities, and the treatment of storm water runoff. For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct